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Exhibit 23.2

Consent of Independent Accountants

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2005 (except for Note 17 which is as of May 16, 2005 and Note 2 and the "Product Liability Claim" section of Note 15 which is as of March 29, 2006) relating to the combined financial statements of The Falk Corporation ("Falk") which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Hartford, Connecticut
March 29, 2006

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Consent of Independent Accountants